Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8, SEC File No. 333-135197, of Spare Backup, Inc. and the related prospectuses of our audit report dated April 25, 2012 with respect to the consolidated balance sheets at December 31, 2011 and 2010 and the consolidated statements of operations, changes in stockholders' deficit and cash flows of Spare Backup, Inc. and its subsidiary for the year ended December 31, 2011 and 2010 appearing in the Form 10-K for the year ended December 31, 2011.

/s/ Sherb & Co., LLP
Certified Public Accountants

New York, NY
April 25, 2012